Exhibit 12(b)

ROBINSON & COLE LLP	280 Trumbull Street Hartford, CT 06103-3597 Main (860) 275-8200 Fax (860) 275-8299

October 29, 2003

Hartford Mutual Investment Fund, Inc.

c/o Rodney D. Pierce

Stafford Savings Bank

P.O. Box 25

Stafford Springs, CT 06076

Re:

Agreement and Plan of Reorganization by and between Grand Prix Funds, Inc. and Hartford Mutual Investment Fund, Inc.

Ladies and Gentlemen:

This opinion is being furnished pursuant to Section 9.5 of the Agreement and Plan of Reorganization, dated as of October 20, 2003 (the “Agreement”), by and between Hartford Mutual Investment Fund, Inc., a Connecticut corporation (the “Hartford Fund”), and Grand Prix Funds, Inc., a Maryland corporation (“GPF”), on behalf of the Grand Prix Fund, a series of GPF (the “Grand Prix Fund”).  All section references in this opinion letter, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed acquisition of all of the assets of the Hartford Fund by the Grand Prix Fund, in exchange for Class A shares of the Grand Prix Fund (the “Grand Prix Fund Shares”) and the assumption by the Grand Prix Fund of all of the liabilities of the Hartford Fund (the “Asset Acquisition”), pursuant to the Agreement.

We have acted as counsel to the Hartford Fund in connection with the preparation, execution and delivery of the Agreement.  As such counsel, and for the purpose of rendering the opinions set forth herein, we have examined and are familiar with and are relying upon the following documents and (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

(a)

the Agreement;

(b)

the Registration Statement on Form N-14 filed by GPF with the Securities and Exchange Commission on September 17, 2003, as amended, and the Proxy Statement/Prospectus included therein (the “Registration Statement”);

(c)

certificates of certain officers of the Hartford Fund and the Grand Prix Fund as to the satisfaction of various conditions for the Asset Acquisition under the Agreement;

(d)

certificates of certain past and current shareholders of the Hartford Fund as to the satisfaction of various conditions for the Asset Acquisition under the Reorganization Agreement; and

(e)

such other instruments and documents related to the formation, organization and operation of the Hartford Fund and the Grand Prix Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all corporate and stock records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.  We have also assumed that the Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

In order for the Asset Acquisition to constitute a tax deferred reorganization for federal income tax purposes, it is necessary that the Hartford Fund transfer to the Grand Prix Fund “substantially all of its properties” (referred to as the “substantially all test”).  It is the position of the Internal Revenue Service that, in applying the substantially all test, all payments made by the transferor corporation to dissenting shareholders and payments made in redemption of shares of its stock that are part of the reorganization shall be considered payments of assets of the transferor corporation.  The Internal Revenue Service has issued letter rulings indicating that stock redemptions occurring in the ordinary course of business of a transferor corporation that is a regulated investment company will not be considered to be made as part of the reorganization, but has not provided any specific guidance with respect to the factors that should be taken into consideration in characterizing redemptions as made in the ordinary course of business of such entity, nor are there any precedents in connection with the treatment of complete redemptions made by an investment fund prior to an asset transfer.  In connection with rendering this opinion, we have reviewed the redemption transactions involving shareholders of the Hartford Fund which occurred during the year 2002 and have also examined and are relying upon the accuracy of certificates of such former shareholders of the Hartford Fund relating to the circumstances of such redemptions.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the federal income tax consequences of the transaction contemplated by the Agreement should be as follows:

1.

The transfer to the Grand Prix Fund of the assets of the Hartford Fund in exchange solely for Grand Prix Fund Shares and the assumption by the Grand Prix Fund of all of the liabilities of the Hartford Fund, followed by the distribution of such Grand Prix Fund Shares to the shareholders of the Hartford Fund in exchange for their shares of the Hartford Fund in complete liquidation of the Hartford Fund, should constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Grand Prix Fund and the Hartford Fund should each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss should be recognized by the Hartford Fund or the Grand Prix Fund as a result thereof.

3.

No gain or loss should be recognized by the shareholders of the Hartford Fund upon the exchange of their shares of the Hartford Fund for Grand Prix Fund Shares in connection therewith.

4.

The aggregate tax basis of the assets of the Hartford Fund in the hands of the Grand Prix Fund should be the same as the basis of such assets immediately prior to the transfer thereof.

5.

The holding periods of the assets of the Hartford Fund in the hands of the Grand Prix Fund should include the respective holding periods during which such assets were held by the Hartford Fund immediately prior to the transfer thereof.

In addition to the assumptions set forth above, the opinions set forth herein are subject to the exceptions, limitations and qualifications set forth below:

(a)

Our opinions are not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinions expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

(b)

Our opinions concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition.  In addition, this opinion letter does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

(c)

Our opinions are void and may not be relied upon if (i) all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or (ii) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

This opinion letter is rendered only to the Hartford Fund and is solely for the benefit of the Hartford Fund in connection with the transactions contemplated by the Agreement.  This opinion letter may not be relied upon by the Hartford Fund for any other purpose, nor may this opinion letter be provided to, quoted to or relied upon by any other person or entity for any purpose without the prior written consent of a partner of this firm.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

ROBINSON & COLE LLP

By: /s/ Richard W. Tomeo

      Richard W. Tomeo, a Partner